CERTIFICATE OF AMENDMENT OF

                                       ARTICLES OF INCORPORATION OF

                                        VICTORY DEVELOPMENT, INC.

     VICTORY DEVELOPMENT, INC., a corporation organized under the laws of the State of Nevada, by its president and secretary does hereby certify:

     1. That the board of directors of said corporation at a meeting duly convened and held on the 2nd day of September, 1988, passed resolutions declaring that the following changes and amendments in the Articles of Incorporation are advisable.

     RESOLVED, that Article I of the Company's Articles of Incorporation shall be amended to read as follows:

                                                ARTICLE I

                                           NAME OF CORPORATION

     The name of the Corporation is Entertainment Resource Group, Inc.

     RESOLVED, that the full first paragraph of Article IV of the Company's Articles of Incorporation shall be amended to read as follows:

                                                ARTICLE IV

                                              CAPITAL STOCK

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is 255,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, par value $0.001 per share (hereinafter the 'Preferred Stock"), and 250,000,000 shares of common stock, par value $0.001 per share (hereinafter the "Common Stock"). The Common Stock shall be nonassessable and shall not have cumulative voting rights.


     RESOLVED, that Article VII of the Company's Articles of Incorporation be amended to read as follows:

                                               ARTICLE VII

                                             INDEMNIFICATION

     Directors and officers of the Corporation shall not be personally liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law; or
     (ii) the payment of dividends in violation of the provisions of Chapter 78 of the Nevada Revised Statutes. If the Nevada Revised Statutes are amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of a director or officer of the corporation shall be eliminated or limited to the full extent permitted by the Nevada Revised Statutes, as so amended.

     Any repeal or modification of all or any portion of the provisions of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation with respect to any acts or omissions occurring prior to the time of such repeal or modification.

     The provisions of this Article shall not be deemed to limit or preclude indemnification of a director or officer by the Corporation for any liability of a director or officer which has not been eliminated by the provisions of this Article.

     The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors of offices or who at the request of the Board of Director of the Corporation, may serve or any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer of the Corporation, or of such other corporation or former director or officer of person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

     2 That the number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation was /S/ 7,822,491; that the said changes and amendments have been approved and authorized by stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon at the annual meeting of shareholders held on September 14, 1988.

     IN WITNESS WHEREOF, the said Victory Development, Inc. has caused this certificate to be signed by its president and its secretary and its corporate seal to be hereto affixed this /S/ 14 day of /S/ SEPTEMBER, 1988. VICTORY DEVELOPMENT, INC.



     By /S/ JAMES ANDERSEN James Andersen, President

     By /S/ MICHELEEN THOMAS Mickeleen Thomas, Secretary

STATE OF UTAH                       )
                                      : ss.
COUNTY OF SALT LAKE                 )

     On September /S/14, 1988, personally appeared before me, a Notary Public, James Andersen and Mickeleen Thomas, who acknowledged that they executed the above instrument.


     /S/ JANEEN BEAGLEY NOTARY PUBLIC

     Residing at: /S/ SALT LAKE CITY

My Commission Expires:
/S/ 7-21-90